Exhibit 5.1

Writer's email: kps@fdlawlv.com

March 19, 2025

Board of Directors

Lakeside Holding Limited

1475 Thorndale Ave, Suite A,

Itasca, IL 60143

Re:	Lakeside Holding Limited Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel for Lakeside Holding Limited, a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) on March 19, 2025, in connection with the resale by the selling stockholder named therein (the “Selling Stockholder”) of up to 7,398,504 shares (the “Conversion Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”) issuable upon the conversion or exercise of (i) 7% original issue discount secured convertible notes, (each, a “Note” and together the Notes”), in the aggregate principal amount of $1,500,000); and (ii) warrants (the “Warrants”) to purchase up to 568,827 shares of Common Stock (the “Warrant Shares”, and collectively with the Conversion Shares and Common Stock, the “Shares”) pursuant to that certain Placement Agency Agreement by and between the Company and placement agent. pursuant to the Securities Purchase Agreement, dated as of March 5, 2025 (the “Purchase Agreement”) among the Company and the purchasers party thereto (the “Purchasers”).

In arriving at the opinion expressed below, we have examined such corporate proceedings, records and documents, and such matters of law, as we have considered necessary for the purposes of this opinion. As to matters of fact, we have examined and relied upon the representations of the Company contained in the Registration Statement and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. As part of our examination, we have examined the following documents, among others:

A.	the Registration Statement;

B.	the Purchase Agreement;

C.	the Notes;

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

D.	the Warrants;

E.	the Articles of Incorporation of the Company, as amended;

F.	the Bylaws of the Company, as amended and restated;

G.	a Certificate of Good Standing issued by the Secretary of State of the State of Nevada, dated February 28, 2025, certifying that the Company is in existence and in good standing in the State of Nevada;

H.	such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	The Conversion Shares have been duly authorized and, when issued and sold in accordance with, and in the manner described in the Purchase Agreement against receipt of the consideration set forth therein, the Registration Statement, such Conversion Shares will be validly issued, fully paid and nonassessable.

3.	The Notes have been duly authorized for issuance pursuant to the Purchase Agreement.

4.	The Warrants have been duly authorized for issuance pursuant to the Purchase Agreement.

5.	The Warrants Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

We render this opinion subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as and to the extent expressly stated herein with respect to the authorization and issuance of the Conversion Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act. This opinion is furnished for the benefit of the addressee hereof and for use solely in connection with the transactions contemplated by the Purchase Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose.

We hereby expressly consent to the statements made in reference to our firm to the filing of this opinion as an exhibit to the Company’s registration statement on S-1 filed with the SEC on or about the date hereof. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ FLANGAS LAW GROUP
FLANGAS LAW GROUP